Exhibit 10.12

VISKASE COMPANIES, INC.

Management Incentive Plan for Fiscal Year 2024

I.	PURPOSE

The Viskase Companies, Inc. Management Incentive Plan (the “Plan”) has been established for Fiscal Year 2024 for those Participants defined under Section III below.

The purpose of this Plan is to provide additional compensation to Participants for their contribution to the achievement of the objectives of the Company, encouraging and stimulating superior performance by such individuals, and assisting in attracting and retaining highly qualified key employees.

II.	DEFINITIONS

A.Base Salary equals the base annual salary effective January 1stt of the Plan year. Base Salary shall be the monthly base salary, multiplied by twelve, and shall exclude any “13th Month”, “14th Month”, or any other bonus or other remuneration. If a Participant’s Bonus level or Base Salary changes during the year, the Base Salary used to calculate the Bonus under this Plan will be prorated for the portion of the year each Bonus level or Base Salary was in effect based on the 12month year described above. For the avoidance of doubt, if applicable, Base Salary shall be determined before reductions for contributions (if any) under Code Section 401(k), and shall not include, without limitation and to the extent applicable, (i) any Financial Award under the Plan; (ii) variable compensation such as incentive awards, commissions or spot bonuses, if any; (iii) imputed income from such programs as life insurance, auto allowance, or non-recurring earnings such as moving or relocation expenses, allowances or perquisites, or reimbursed business expenses; (iv) long-term incentive compensation (including stock or stock-equivalent awards, if any); (v) overtime, unless required to be included in Base Salary for purposes of the Plan in accordance with applicable law; or (vi) sign-on or relocation bonuses.

B.Company means Viskase Companies, Inc. and its subsidiaries and its successors and assigns.

C.Fiscal Year means the Company’s Fiscal Year beginning January 1, 2024 and ending December 31, 2024.

D.Plan means the Viskase Companies, Inc. Management Incentive Plan (MIP), as from time to time amended.

E.President & CEO means the President & CEO of Viskase Companies, Inc.

F.Senior Vice President and General Counsel means the Senior Vice President and General Counsel of Viskase Companies, Inc.

G.Director, Global Compensation and HRIS means the Director, Global Compensation and HRIS of Viskase Companies, Inc.

H.Performance Management Committee means the Performance Management Committee of Viskase Companies, Inc., consisting of the President & CEO, the Senior Vice President and General Counsel, and the Director, Global Compensation and HRIS.

I.Financial Awards are the awards that Participants may earn pursuant to the Plan.

Participant’s Base Salary	X	Target Bonus as a % of Salary	X	Participant Individual Performance Factor (50%-150%)	X	EBITDA Performance Factor X EBITDA Performance weight + Cash Flow Performance Factor X Cash Flow Performance weight	=	Participant’s Financial Award (“Bonus”)

J.SMART Goals refer to the personal goals set with respect to each Participant under Section V below at the beginning of each Fiscal Year against which performance is measured.

III.	EMPLOYEES COVERED BY THIS PLAN

Those employees in eligible positions as described on Exhibit B who are specifically approved by the President & CEO for participation in the Plan (each a “Participant”) shall be eligible to participate in this Plan in accordance with the terms and conditions herein and in any Plan document approved by the President & CEO and provided to the Participant. During the Fiscal Year, the President & CEO may add additional eligible positions and approve new hires or promoted employees for participation in the Plan. Notwithstanding the foregoing, no Participant shall be eligible to participate in the Plan unless he or she, if required to do so under applicable Company policies and practices, has returned to the Company an executed confidentiality commitment and acknowledged their understanding and acceptance of such confidentiality commitment consistent with the Company practices and procedures.

In order to be eligible to receive a payout under the Plan, on the actual bonus payout date, a Participant must be actively employed, in good standing, and not on a performance improvement plan or in corrective action status as a result of poor performance during the Fiscal Year.

IV.	FINANCIAL AWARD

A Participant in the Plan shall be entitled to a Financial Award computed as the product of:

A.“Participant’s Base Salary” shall be the salary as defined in Section II.

B.“Target Bonus as a % of Salary” shall be the % Target as described in the participation letter and as set forth in any Plan document approved by the President & CEO and provided to the Participant.

C.“Performance as a % of Target” shall be determined in the manner set forth in Exhibit A based on the attainment of the specified financial and operating goals for the Fiscal Year and the attainment of a Participant’s SMART Goals. Exhibit A also contains examples showing application of some of the components of the formula set forth above.

It is intended that increases and decreases in Financial Awards which result from the application of Individual Performance Factors over 100% shall not result in an increase in the aggregate Plan payout that would otherwise apply based on the Performance as a % of Target (as set forth on the attached Exhibit A ) (such aggregate Plan payout being referred to as the “Maximum Bonus Pool”), and in the event that the Financial Awards otherwise calculated in accordance with this Section IV would exceed the Maximum Bonus Pool, each of the Financial Awards calculated on that basis shall be reduced pro rata in order that the aggregate Financial Awards shall not exceed the Maximum Bonus Pool.

If a Participant was in more than one Bonus-eligible position during a Fiscal Year, a separate computation shall be made for each Bonus-eligible position applicable to the Participant during such Fiscal Year; the sum of the separate computations shall be the Participant’s Financial Award.

V.	SMART GOAL AND PERFORMANCE RATING

SMART Goals for each Participant for the Fiscal Year are to be aligned with the Company’s strategic goals and reviewed and approved by the Participant’s supervisor, functional area head, Regional General Manager, and local Human Resources Manager. The Participant Individual Performance Factor rating, which will consider attainment of the SMART Goals will be used as a component of Performance as a % of Target and shall represent a percentage of the total obtainable Financial Award, as more fully described in Exhibit A. Employees who are rated as Unsatisfactory shall not be eligible for an award. This evaluation process will be administered by the Director, Global Compensation and HRIS, reviewed and approved by the Senior Vice President and General Counsel and the President & CEO.

VI.	PERFORMANCE MEASURES, TARGETS AND PAYOUT RANGES

The financial and operating performance measures, targets and payout ranges used for incentive purposes shall be established by the Compensation Committee of the Board of Directors (the “Compensation Committee”) based on the annual business plan. Those measures, targets and payout ranges, as appropriate, shall be approved by the President & CEO and the Compensation Committee. The performance measures and targets are set forth in Exhibit A.

At any time prior to the final determination of awards, the Compensation Committee may, in its sole and absolute discretion, increase, decrease, or otherwise adjust performance measures, targets, and payout ranges used hereunder, as a result of extraordinary or non-recurring events, changes in applicable accounting rules or principles, changes in the Company’s methods of accounting, changes in applicable law, changes due to consolidations, acquisitions, or reorganizations affecting the Company and its subsidiaries and affiliates, or other similar changes in the Company’s business.

VII.	COMPUTATION AND DISBURSEMENT OF FUNDS

As soon as practicable after the close of the Fiscal Year and approval of the Company’s annual financial statements, the Chief Financial Officer shall calculate the applicable financial and operating performance measures under the Plan. The Director, Global Compensation and HRIS shall then calculate the proposed payout under the Plan based upon the proposed achievement of the financial and operating performance measures and the determinations of Performance as a % of Target. The proposed payout shall be verified by the President & CEO and presented to the Compensation Committee for review and final approval. Once approved, payment of the Financial Awards shall be made within 30 days after completion of the annual audit, but not later than

September 30th of the calendar year following the fiscal year for which the award is earned. Any determination by the Compensation Committee made under this paragraph shall be final and binding on all parties.

Each Participant shall be liable for any and all federal, state, provincial, local or foreign taxes, pension plan contributions, employment insurance premiums, social insurance contributions, amounts payable to a governmental and/or regulatory body in the Participant’s country and other levies of any kind required by applicable laws to be deducted or withheld with respect to the awards granted pursuant to the Plan (collectively, the “Withholding Taxes”). The Company and its subsidiaries shall have the right to deduct and withhold all required Withholding Taxes from any payment or other consideration deliverable to the Participant.

VIII.	PRORATION OF FINANCIAL AWARDS

Any Participant who is not employed with the Company in a Bonus-eligible position on or prior to October 1 of the Fiscal Year, or who is not employed in a Bonus-eligible position for a minimum of three months during the Fiscal Year, shall not be eligible to receive a Financial Award for the Fiscal Year, except as otherwise provided by the Compensation Committee. Any Participant who is eligible for a Financial Award but who did not serve in a Bonus-eligible position during the entire Fiscal Year will be eligible for a pro-rated Bonus payment based on the amount of time such eligible Participant was actively and continuously employed in an eligible position during the Fiscal Year.

●	New Hires and Rehires – The Financial Award will be prorated based upon the number of full months the Participant was employed during the Fiscal Year. For example, a Participant initially hired on July 1st would be eligible for 50% of the annual Financial Award. In the case of rehires, there is no credit for prior service and the rehire date must occur prior to October 1st in order for the Participant to be Bonus-eligible under the Plan for the Fiscal Year.
●	Leaves of Absence - Time taken during a leave of absence (including disability leave) is not credited toward eligibility for a Financial Award; therefore, awards will be prorated for the length of time on leave of absence. Furthermore, payments of Financial Awards are not considered earned and payable unless and until the Participant returns to work, with the exception of military leave. If the leave of absence lasts nine months or more during the Fiscal Year, the Participant will not have met the three-month eligibility required to earn a Bonus for that Fiscal Year.
●	Promotions and Demotions – If the action results in a movement from one Bonus-eligible position to another Bonus-eligible position (with either a higher or lower Bonus target) a prorated Financial Award will be calculated. The Financial Award will be calculated separately by factoring the time in each Bonus-eligible position by the corresponding Bonus target and Base Salary during the Participant’s tenure in each position. However, if a Participant is both promoted and later demoted during the Fiscal Year, the Participant’s entire Bonus eligibility and Bonus target percent will be determined by the lower grade.
●	Status Change
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Change in employment status – The Financial Award is not payable unless the Participant has occupied a Bonus-eligible position for at least three months during the Fiscal Year and meets all eligibility criteria during the last full quarter of the Fiscal Year, i.e., from October 1st through December 31st. The Financial Award will be based upon the Base Salary and the annual Bonus target while in the Bonus eligible position.

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Bonus-eligible position to a non-Bonus eligible position – The Financial Award will be prorated based upon the time in a Bonus-eligible position as long as the Participant was in the position for a minimum of three months during the Fiscal Year. A Participant must occupy a Bonus-eligible position prior to October 1st in order to be eligible to receive a Bonus payment for the Fiscal Year. The Financial Award will be based upon the Base Salary and the annual Bonus target while in the Bonus-eligible position.

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Non-Bonus-eligible position to a Bonus-eligible position – The Financial Award will be prorated based on the time worked, the corresponding Bonus target, and the Base Salary in effect while in the Bonus-eligible position as long as the Participant was in the eligible position for a minimum of three months during the Fiscal Year. A Participant must move into the Bonus-eligible position prior to October 1st in order to be eligible to receive a Bonus payment for the Fiscal Year.

IX.	FORFEITURE / RECOUPMENT OF FINANCIAL AWARDS

Financial Awards are not considered earned until they are approved by the Compensation Committee and are actually paid by the Company. Consequently, a Participant whose employment with the Company is voluntarily or involuntarily terminated prior to the actual Financial Award payment date will be ineligible for payment of the Financial Award, except as otherwise provided by the Compensation Committee in its sole and absolute discretion, in which case any such Financial Award to the terminated employee shall be paid at the time Financial Awards are paid to active employees pursuant to Section VII above.

If the Compensation Committee, in its sole and absolute discretion, determines that (i) there has been misconduct or a gross dereliction of duty resulting in either a violation of law or Company policy or procedures, that in either case, causes significant financial or reputational harm to the Company (or any of its affiliates), and that a Participant committed the misconduct/gross dereliction of duty, or materially failed in his or her responsibility to manage or monitor the applicable conduct or risk; (ii) a conduct of a Participant involves an immoral act which is reasonably likely to impair the reputation of the Company (or any of its affiliates); (iii) a Participant was convicted for a felony or any crime involving fraud or embezzlement or dishonesty or was convicted of, or entered a plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iv) a Participant violated any securities or employment laws or regulations; (v) a Participant materially breached any confidentiality, non-compete and/or non-solicitation clauses in a Participant’s employment letter, employment contract, or other written agreement with the Company (or any of its affiliates); or (vi) a Participant embezzled and/or misappropriated any property of the Company (or any of its affiliates) or committed any act involving fraud with respect to the Company (or any of its affiliates), then, to the extent not prohibited by applicable law, the Compensation Committee, in its sole and absolute discretion, may seek reimbursement from such Participant of (and such Participant shall be obligated to repay) all or any portion of any payments made to such Participant in respect of the Financial Award; provided, however, that the Compensation Committee may only seek such reimbursement in respect of payments of the Financial Award made to a Participant within the three-year period preceding the date that the Compensation Committee makes a determination that there has been misconduct or a gross dereliction of duty.

If the Compensation Committee determines, in its sole and absolute discretion, that calculations underlying the performance measures and targets, including but not limited to mistakes in the Company’s financial statements with respect to the Fiscal Year, were incorrect, then the Compensation Committee may, in its sole and absolute discretion, seek to recover the amount of any payment made to Participants that exceeded the amount that would have been paid based on the corrected calculations; provided, however, that the Compensation Committee may only seek to recover such amounts within the three-year period preceding the date that the Compensation Committee makes a determination that the calculations were incorrect.

To the extent not prohibited by applicable law, if a Participant is an executive officer of the Company, or, if applicable, has otherwise been designated by the Board of Directors as an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, the Compensation Committee, may seek reimbursement of any payment made to such Participant in respect of the Financial Award in the event of a restatement of the Company’s (or any of its subsidiaries’) financial results (occurring due to material noncompliance with any financial reporting requirements under applicable securities laws) that reduced a previously granted payment made to such Participant in respect of the Financial Award. In that event, the Compensation Committee may, in its sole and absolute discretion, seek to recover the amount of any such payment made to the Participant that exceeded the amount that would have been paid based on the restated financial results. The foregoing shall only apply with respect to payments made to a Participant within the three-year period prior to any such restatement.

If the Company subsequently determines that it is required by law to apply a “clawback” or alternate recoupment provision to the Financial Award, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to such Financial Award in accordance with the applicable legal requirements.

To the extent not prohibited under applicable law, the Company, in its sole and absolute discretion, will have the right to set off (or cause to be set off) any amounts otherwise due to a Participant from the Company in satisfaction of any repayment obligation of such Participant hereunder, provided that any such amounts are exempt from, or set off in a manner intended to comply with the requirements of Section 409A of the Code.

For the avoidance of doubt, the Company’s rights under this Section IX shall apply to Participants, without regard to whether any such Participant is currently providing, or previously provided, services to the Company as an employee.

X.	ADMINISTRATION

This Plan shall be administered by the Director, Global Compensation and HRIS, subject to the control and supervision of the President & CEO, Senior Vice President and General Counsel and the Compensation Committee. In the event of a claim or dispute brought forth by a Participant, the decision of the President & CEO as to the facts in the case and the meaning and intent of any provision of the Plan, or its application, shall be final, binding, and conclusive.

XI.	NO EMPLOYMENT CONTRACT; FUTURE PLANS

Participation in this Plan shall not confer upon any Participant any right to continue in the employ of the Company nor interfere in any way with the right of the Company to terminate any Participant’s employment at any time. The Company is under no obligation to continue the Plan in future years. Participation in this Plan shall also supersede and eliminate any annual incentive bonus plan and/or other statutory or contractual annual bonus arrangement that the Participant has or may have had by contract or otherwise (“Other Bonus Arrangement”), except as may be expressly provided in the acceptance document that such Participant executes or in any employment or other agreement that specifically references eligibility to participate in the Management Incentive Plan or its predecessor Management Incentive Plan or SMART Goal Incentive Plan. In the event that, under applicable law, the foregoing sentence is to any extent not enforceable to supersede and eliminate entitlement under such Other Bonus Arrangement, then any amounts which would otherwise be payable under this Plan shall be automatically reduced by any amounts paid or payable to a Participant under any such Other Bonus Arrangement with respect to the same Fiscal Year period.

FOR EMEA BONUS PLANS PARTICIPANTS:

Each Participant, as a condition of participation in the Plan, shall sign an acknowledgement substantially as follows:

“By signing below, the Participant acknowledges and accepts unreservedly that this Plan supersedes by right any prior variable remuneration scheme that he had been previously granted, including but not limited to any sales incentive plan; consequently, membership to the Plan shall terminate any variable remuneration schemes that may have existed before, without any possible accumulation.”

“En apposant sa signature ci-après, le Participant reconnaît et accepte sans réserve que ce programme se substitue de plein droit au(x) dispositif(s) antérieur(s) dont il bénéficiait à titre de rémunération variable, y compris, mais sans s'y limiter, tout plan d'incitation à la vente ("Sales incentive plan") ; en conséquence l’adhésion au Plan met un terme au(x)dispositifs(s) de rémunération variable ayant préexisté, aucun cumul n’étant possible."]

XII.	AMENDMENT OR TERMINATION

The Compensation Committee may at any time, or from time to time, in its sole and absolute discretion, (a) amend, alter or modify the provisions of this Plan, (b) terminate this Plan, or (c) terminate the participation of an employee or group of employees in this Plan; provided, however, that in the event of the termination of this Plan or a termination of participation, the Compensation Committee, in its sole and absolute discretion, may determine that a prorated award is payable to employees who were Participants in this Plan. If such determination is made and prorated awards are granted, the awards shall be paid within 30 days after completion of the annual audit but not later than September 30 of the calendar year following the Fiscal Year for which the award is earned.

XIII.	GENERAL PROVISIONS

A.No rights of the Participants under this Plan shall be transferable or assignable by a Participant, either voluntarily or involuntarily by way of encumbrance, pledge, attachment, levy, or charge of any nature (except as may be required by state or federal law).

B.Unless not permitted by law, notwithstanding anything herein to the contrary, whether or not any Financial Award is authorized, earned or paid under this Plan shall be determined by the Compensation Committee in its sole and absolute discretion, and no such Financial Award shall be earned, nor shall any right to any such Financial Award exist or accrue, unless, among other factors, such Financial Award has been authorized by the Compensation Committee in its sole and absolute discretion, and actually paid to the Participants. In addition, whether or not any Financial Award is authorized, earned or paid pursuant to this Plan is without regard to whether any of the individual performance metrics, Company financial performance targets and/or goals, or any other benchmarks, targets, personal goals, or Company criteria set forth in the Plan are met, not met, exceeded or not exceeded.

C.Nothing in the Plan shall require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of an award. No Participant, beneficiary or other person shall have any right, title or interest in any amount awarded under the Plan prior to the payment of such award to him or her. A Participant’s rights to a Financial Award under this Plan are no greater than those of unsecured general creditors of the Company.

D.By participating in the Plan, each Participant hereunder shall consent to the holding and processing of personal information provided by such Participant to the Company, any affiliate of the Company, trustee or third-party service provider, for all purposes relating to the operation of the Plan and to the extent necessary for such operation. These include, but are not limited to: (i) administering and maintaining Participant records; (ii) providing information to the Company, its affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan; (iii) providing information to future purchasers or merger partners of the Company or any of its affiliates, or the business in which the Participant works; and (iv) to the extent not prohibited by applicable law, transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

E.The Financial Award payable hereunder is provided solely as an incentive and shall not constitute part of a Participant’s employment compensation package. The Financial Award under the Plan is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, long-service awards, pension, or retirement benefits or similar payments.

F.This Plan is governed by the laws of the State of New York and as such will be construed under and in accordance with the laws of the State of New York without regard to conflicts of law.

VISKASE COMPANIES, INC.

2024 Management Incentive Plan Participation Acknowledgement

Participant	Target

I acknowledge receipt of a copy of the 2024 Management Incentive Plan and agree with its provisions.

Signed and Agreed, effective for the Fiscal Year commencing January 1, 2024.

PARTICIPANT

Signature :	Date :

VISKASE COMPANIES, INC.

By :		Date :
Tim Feast
President & CEO